Press Release

Spirit Realty Capital, Inc. Announces
Third Quarter 2015 Financial and Operating Results
Initiates 2016 AFFO Guidance

Scottsdale, AZ—November 5, 2015—Spirit Realty Capital, Inc. (NYSE: SRC) ("Spirit" or the "Company"), a premier net lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that it has released its financial and operating results for the three and nine months ended September 30, 2015.
A supplemental financial and operating report that contains non-GAAP measures and other defined terms, along with this press release has been posted to the investor relations section of the Company's website at www.spiritrealty.com/investors.

Third Quarter 2015 Highlights
Financial Results

•	Total revenues increased 10.6% compared to the same period a year ago.

•	Compared to the same period a year ago, net income increased to $0.04 per share, FFO increased to $0.21 per diluted share, and AFFO increased 5.3%, to $0.22 per diluted share.

Acquisitions and Dispositions

•
Closed 17 real estate transactions totaling $159.8 million, which added 50 properties to our portfolio, earning an initial weighted average cash yield of 7.38% under leases with a weighted average term of 14.9 years.

•
Sold 15 properties generating gross proceeds of $82.0 million with a weighted average capitalization rate of 7.25%, including 3 Shopko properties for $25.6 million, resulting in an overall gain on sale of $8.0 million.

Balance Sheet, Liquidity and Capital Markets

•	Adjusted Debt to Annualized Adjusted EBITDA was 6.8x as of September 30, 2015, compared to 6.7x at June 30, 2015.

•	Unencumbered assets totaled $3.0 billion at September 30, 2015, or 36% of Spirit's gross real estate investments.

•	Extinguished $41.8 million of high coupon debt that had a 5.56% weighted average rate.

•
Declared a quarterly cash dividend of $0.17 per common share, which was paid on October 15, 2015 to shareholders of record on September 30, 2015, and represented an AFFO payout ratio of 78%. The dividend represents $0.68 per common share on an annualized basis.

•	There was no activity under Spirit's ATM Program during the quarter.

Year-To-Date 2015 Highlights
Financial Results

•	Total revenues increased 11.3% compared to the same period a year ago.

•	Compared to the same period a year ago, net income increased to $0.24 per share, FFO grew to $0.63 per diluted share and AFFO increased 5.6%, to $0.65 per diluted share.

Acquisitions and Dispositions

•
Closed 77 real estate transactions totaling $713.9 million, which added 198 properties to our portfolio, earning an initial weighted average cash yield of 7.61% under leases with a weighted average term of 16.4 years.

•
Sold 72 properties generating gross proceeds of $443.9 million with a weighted average capitalization rate of 7.26%, including 24 Shopko properties totaling $244.7 million, resulting in an overall gain on sale of $82.6 million.

Balance Sheet, Liquidity and Capital Markets

•	As of November 5, 2015, Spirit had approximately $50 million in cash and cash equivalents on its balance sheet and zero drawn under its $600 million line of credit.

•	As of November 5, 2015, Spirit had additional funds available for acquisitions of approximately $20 million in 1031 Exchange and its Spirit Master Funding Program release accounts.

•
On November 3, 2015, Spirit obtained a $325 million senior unsecured term loan with an accordion feature to increase the facility up to $600 million. The term loan has an initial maturity date of November 2, 2018 with two one-year borrower extension options. The initial pricing under the facility is currently at LIBOR plus 145 basis points.

•	Extinguished $378.6 million of high coupon secured debt that had a 5.64% weighted average rate.

•	Sold 6.6 million shares of common stock under the Company's ATM Program, at a weighted average share price of $12.07, generating aggregate net proceeds of $78.5 million.

•	Issued 23 million common shares, including the underwriter's option to purchase additional shares, generating net proceeds of $268.8 million through a follow-on offering at $11.85 per share.

•
Established a $600 million unsecured credit facility, with an accordion feature to increase the facility up to $1 billion. The facility has an initial maturity date of March 31, 2019 with a one-year borrower extension option. The borrowing margin under the facility is currently 155 basis points over LIBOR.

CEO Comments
"We had an excellent third quarter and continue to execute on our 2015 business plan, well ahead of our stated objectives," said Thomas H. Nolan, Jr., Chairman and Chief Executive Officer. "Spirit is well positioned to be a premier net-lease REIT with a quality real estate portfolio that generates predictable income streams that support a growing and sustainable dividend. Looking toward 2016, we are excited about Spirit's future as we continue to deliver on our stated objectives of growing AFFO per share, improving our current cost of capital and actively managing and growing our portfolio. We have a solid team assembled that is committed to achieving these goals."

Financial Results
"We have been a very disciplined allocator of capital and continue to maintain a keen focus on accretive portfolio capital recycling and liability management opportunities to drive shareholder value," stated Phillip D. Joseph, Jr., Chief Financial Officer. "These organic activities, when paired with our strong and improving financial standing, will enable us to achieve our goal of diversifying our access to institutional capital in an accretive fashion."
Total revenues for the three months ended September 30, 2015 increased 10.6% to $168.4 million, compared to $152.3 million in the third quarter of 2014. For the nine months ended September 30, 2015, total revenues increased 11.3% to $498.6 million, compared to $448.1 million for the nine months ended September 30, 2014.
Net income attributable to common stockholders for the three months ended September 30, 2015 increased to $17.2 million, or $0.04 per share, compared to net income of $7.7 million, or $0.02 per share for the same period in 2014. Net income attributable to common stockholders for the nine months ended September 30, 2015 increased to $103.4 million, or $0.24 per share, compared to a net loss of $(67.9) million, or $(0.18) per share for the same period in 2014.
Funds from Operations ("FFO") for the three months ended September 30, 2015 increased to $94.0 million, or $0.21 per diluted share, compared to $80.7 million, or $0.20 per diluted share for the same period in 2014. For the nine months ended September 30, 2015, FFO increased to $271.7 million, or $0.63 per diluted share, compared to $156.3 million, or $0.41 per diluted share for the same period in 2014.
Adjusted Funds from Operations ("AFFO") for the three months ended September 30, 2015 increased 16.5% to $96.8 million, or $0.22 per diluted share, compared to $83.1 million, or $0.21 per diluted share for the same period in 2014. For the nine months ended September 30, 2015, AFFO increased 18.1% to $279.2 million, or $0.65 per diluted share, compared to $236.4 million, or $0.61 per diluted share for the same period in 2014.
On September 15, 2015, Spirit's Board of Directors declared a quarterly cash dividend of $0.17 per common share, which equates to an annualized dividend of $0.68 per common share. The quarterly dividend was paid on October 15, 2015 to shareholders of record as of September 30, 2015.
Definitions for FFO and AFFO, certain other capitalized terms, as well as a reconciliation of these measures to net income can be found in the supplemental financial and operating report posted on Spirit's website along with this release.
Portfolio Highlights
In the third quarter, Spirit acquired 50 properties for $159.8 million, including $4.1 million in follow-on investments. These investments earn an initial weighted average cash yield of approximately 7.38% and have an average lease term of approximately 14.9 years. Including in place percentage rents, the initial weighted average cash yield approximates 7.49%

For the nine months ended September 30, 2015, Spirit has invested $713.9 million in 198 real estate assets, including $6.7 million in follow-on investments, at an initial weighted average cash yield of approximately 7.61%. These properties are leased to 52 tenants, representing 16 different industries with an average lease term of approximately 16 years.

"We are pleased with our acquisition activity during the quarter and continue to prudently invest in high-quality net lease assets that are primarily retail," stated Gregg Seibert, Chief Investment Officer. "Our investment activities continue to focus on strong unit level performance and high quality real estate, which continues to enhance our tenant and industry diversification. In addition, we continue to add long-term leases that augment our overall weighted average lease term, which is approximately 11 years."

During the third quarter, Spirit sold 15 properties, including 3 Shopko assets, generating gross proceeds of $82.0 million with a weighted average capitalization rate of 7.25% and an overall gain on sale of $8.0 million. For the nine months ended September 30, 2015, Spirit sold 72 properties, including 24 Shopko assets, generating gross proceeds of $443.9 million with a weighted average capitalization rate of 7.26% and an overall gain on sale of $82.6 million, which was primarily attributable to a $68.1 million net gain from the sale of the Shopko properties.

During the third quarter, Spirit achieved its stated goal of reducing its largest tenant concentration to below 10% of Normalized Revenues before the end of 2015. As of September 30, 2015, Spirit had reduced its Shopko concentration to 153 properties, or 9.9% of Normalized Revenues, representing a decline from 181 properties, or 14.0% of Normalized Revenues as of December 31, 2014.

At September 30, 2015, Spirit's diversified real estate portfolio was essentially fully occupied at 98.5%. Spirit's portfolio was comprised of 2,634 properties, of which 37 were vacant. In the third quarter, Spirit renewed 5 of its 6 expiring leases, or 83.3%. For the nine months ended September 30, 2015, Spirit has renewed 72.0% of its leases that expired or were due to expire, recapturing 113.4% of the expiring rent with no additional capital expenditures.

"To date we have made significant progress with diversifying and enhancing the overall quality of our portfolio," stated Mark Manheimer, Executive Vice President of Asset Management. "As we continue to see cap rate compression in the private markets, we believe we will achieve additional NOI growth in our portfolio while we explore opportunities to sell lower yielding existing assets and reinvest those proceeds into higher yielding assets that better meet our investment criteria."

Term Loan
On November 3, 2015, and subsequent to the end of the third quarter, Spirit obtained a $325 million senior unsecured term loan. An accordion feature permits a maximum increase to $600 million, subject to obtaining additional lender commitments. The loan has an initial maturity date of November 2, 2018; however, the Company may extend the maturity date two times, in each case up to one year, subject to satisfaction of certain conditions and payment of an extension fee. The initial pricing under the facility is currently at LIBOR plus 145 basis points. Proceeds from the term loan were used primarily to refinance borrowings under the Company's $600 million unsecured credit facility.

Debt Extinguishment
For the nine months ended September 30, 2015, Spirit has extinguished $378.6 million of high coupon secured debt that had a 5.64% weighted average rate and terminated its 2013 secured credit facility.

ATM Common Stock Program
During the three months ended September 30, 2015, there was no activity under Spirit's ATM program. During the nine months ended September 30, 2015, Spirit sold 6.6 million shares that generated net proceeds of $78.5 million, at an average price of $12.07 per share. As of September 30, 2015, $103.6 million remained available for issuance of common stock under the ATM Program.

2015 Guidance
The Company is narrowing its 2015 AFFO guidance range to $0.86 to $0.87 per share, from the previous guidance range of $0.85 to $0.87 per share. The new narrowed guidance equates to anticipated net income (excluding items not reflective of ongoing operations) of $0.25 to $0.26 per share plus $0.60 per share of expected real estate depreciation and amortization plus approximately $0.01 per share related to non-cash items and real estate transaction costs.

2016 Guidance
The Company is initiating its 2016 AFFO guidance range of $0.88 to $0.91 per share. The 2016 AFFO guidance equates to anticipated net income (excluding items not reflective of ongoing operations) of $0.29 to $0.32 per share plus $0.58 per share of expected real estate depreciation and amortization plus approximately $0.01 per share related to non-cash items and real estate transaction costs.

Additional information regarding Spirit's 2016 AFFO guidance and its underlying assumptions will be discussed during the Company's third quarter 2015 earnings conference call on Thursday, November 5, 2015 at 4:00 p.m. Eastern Time. Dial-in information and other pertinent details relating to the earnings conference call can be obtained on the investor relations section of the company website at www.spiritrealty.com.

About Spirit Realty Capital
Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that invests in and manages a portfolio primarily of single-tenant, operationally essential real estate assets throughout the United States.  Single-tenant, operationally essential real estate generally refers to free-standing, commercial real estate facilities where our tenants conduct business activities that are essential to the generation of their sales and profits.  Our properties are frequently acquired through strategic sale-leaseback transactions and are predominantly leased on a long-term, triple-net basis to high-quality tenants.

Founded in 2003, we are an established net-lease REIT with a proven growth strategy and a seasoned management team focused on producing superior risk adjusted returns.  As of September 30, 2015, our undepreciated gross real estate investment portfolio was approximately $8.3 billion, representing investments in 2,634 properties, including 145 properties securing mortgage loans made by the Company. Our properties are leased to approximately 435 tenants who represent 27 diverse industries across 49 states.

More information about Spirit Realty Capital can be found on the investor relations section of the Company's website at www.spiritrealty.com.

Investor Contact:
Mary Jensen
Vice President, Investor Relations
(480) 315-6604
mjensen@spiritrealty.com

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” "will," “estimate,” “project,” “intend,” “believe,” “guidance,” and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads), unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities, risks related to the potential relocation of our corporate headquarters to Dallas, Texas, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition and operating performance, and competition from other developers, owners and operators of real estate), potential fluctuations in the consumer price index, risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in Spirit’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Notice Regarding Non-GAAP Financial Measures
In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the Appendix of the supplemental financial and operating report, which can be found in the investor relations section of our website.

SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Rentals	$159,183	$145,591	$473,308	$426,212
Interest income on loans receivable	1,764	1,805	5,216	5,463
Earned income from direct financing leases	725	837	2,299	2,521
Tenant reimbursement income	3,780	3,308	11,903	9,548
Other income and interest from real estate transactions	2,973	754	5,920	4,312
Total revenues	168,425	152,295	498,646	448,056
Expenses:
General and administrative	12,265	11,995	36,837	33,496
Finance restructuring costs	—	(11)	—	13,022
Property costs	6,496	5,357	20,317	17,215
Real estate acquisition costs	576	865	2,122	2,372
Interest	54,673	53,535	168,754	163,926
Depreciation and amortization	64,493	62,069	195,460	184,586
Impairments	20,832	12,727	56,222	42,061
Total expenses	159,335	146,537	479,712	456,678
Income (loss) from continuing operations before other income (expense) and income tax expense	9,090	5,758	18,934	(8,622)
Other income (expense):
Gain (loss) on debt extinguishment	342	212	2,489	(64,496)
Total other income (expense)	342	212	2,489	(64,496)
Income (loss) from continuing operations before income tax expense	9,432	5,970	21,423	(73,118)
Income tax expense	(184)	(242)	(707)	(586)
Income (loss) from continuing operations	9,248	5,728	20,716	(73,704)
Discontinued operations:
(Loss) income from discontinued operations	(41)	288	90	3,621
Gain on disposition of assets	—	403	590	488
(Loss) income from discontinued operations	(41)	691	680	4,109
Income (loss) before gain on disposition of assets	9,207	6,419	21,396	(69,595)
Gain on disposition of assets	7,960	1,251	81,986	1,683
Net income (loss) attributable to common stockholders	$17,167	$7,670	$103,382	$(67,912)
Net income (loss) per share of common stock—basic:
Continuing operations	$0.04	$0.02	$0.24	$(0.19)
Discontinued operations	—	—	—	0.01
Net income (loss) per share attributable to common stockholders—basic	$0.04	$0.02	$0.24	$(0.18)
Net income (loss) per share of common stock—diluted:
Continuing operations	$0.04	$0.02	$0.24	$(0.19)
Discontinued operations	—	—	—	0.01
Net income (loss) per share attributable to common stockholders—diluted	$0.04	$0.02	$0.24	$(0.18)
Weighted average shares of common stock outstanding:
Basic	440,205,348	396,807,656	429,387,707	382,525,614
Diluted	440,353,965	397,613,583	429,738,776	382,525,614
Dividends declared per common share issued	$0.17000	$0.16625	$0.51000	$0.49875

SPIRIT REALTY CAPITAL, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,702,922	$2,614,630
Buildings and improvements	4,779,228	4,579,166
Total real estate investments	7,482,150	7,193,796
Less: accumulated depreciation	(826,280)	(752,210)
	6,655,870	6,441,586
Loans receivable, net	106,944	109,425
Intangible lease assets, net	543,620	590,073
Real estate assets under direct financing leases, net	44,353	56,564
Real estate assets held for sale, net	78,007	119,912
Net investments	7,428,794	7,317,560
Cash and cash equivalents	28,210	176,181
Deferred costs and other assets, net	143,808	185,507
Goodwill	291,421	291,421
Total assets	$7,892,233	$7,970,669
Liabilities and stockholders’ equity
Liabilities:
Revolving Credit Facilities	$75,000	$15,114
Mortgages and notes payable, net	3,242,922	3,629,998
Convertible Notes, net	687,062	678,190
Total debt, net	4,004,984	4,323,302
Intangible lease liabilities, net	200,601	205,968
Accounts payable, accrued expenses and other liabilities	131,426	123,298
Total liabilities	4,337,011	4,652,568
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 442,054,205 issued shares and 441,411,091 outstanding shares at September 30, 2015 and 411,824,039 issued shares and 411,350,440 outstanding shares at December 31, 2014	4,421	4,118
Capital in excess of par value	4,718,765	4,361,320
Accumulated deficit	(1,159,685)	(1,041,392)
Accumulated other comprehensive loss	(1,717)	(1,083)
Treasury stock, at cost	(6,562)	(4,862)
Total stockholders’ equity	3,555,222	3,318,101
Total liabilities and stockholders’ equity	$7,892,233	$7,970,669

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
Unaudited
(In Thousands, Except Share and Per Share Data)

FFO and AFFO

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income (loss) attributable to common stockholders	$17,167	$7,670	$103,382	$(67,912)
Add/(less):
Portfolio depreciation and amortization
Continuing operations	64,399	61,973	195,178	184,302
Portfolio impairments
Continuing operations	20,434	12,727	55,730	42,061
Discontinued operations	—	—	34	—
Realized gains on sales of real estate (1)	(7,962)	(1,654)	(82,578)	(2,171)
Total adjustments	76,871	73,046	168,364	224,192

FFO	$94,038	$80,716	$271,746	$156,280
Add/(less):
(Gain) loss on debt extinguishment	(342)	(212)	(2,489)	64,496
Master Trust Exchange Costs	—	(11)	—	13,022
Real estate acquisition costs	576	865	2,122	2,372
Non-cash interest expense	2,478	2,042	7,644	3,362
Accrued interest on defaulted loans	1,960	1,217	5,412	1,217
Non-cash revenues	(5,396)	(4,533)	(15,947)	(12,877)
Non-cash compensation expense	3,469	3,019	10,757	8,503
Total adjustments to FFO	2,745	2,387	7,499	80,095

AFFO	$96,783	$83,103	$279,245	$236,375

Dividends declared to common stockholders	$75,040	$66,262	$221,225	$194,199
Dividends declared as percent of AFFO	78%	80%	79%	82%
Net income (loss) per share of common stock
Basic (3)	$0.04	$0.02	$0.24	$(0.18)
Diluted (2) (3)	$0.04	$0.02	$0.24	$(0.18)
FFO per share of common stock
Diluted (2) (3)	$0.21	$0.20	$0.63	$0.41
AFFO per share of common stock
Diluted (2) (3)	$0.22	$0.21	$0.65	$0.61
Weighted average shares of common stock outstanding:
Basic	440,205,348	396,807,656	429,387,707	382,525,614
Diluted (2)	440,353,965	397,613,583	429,738,776	383,266,751
(1) Includes amounts related to discontinued operations.
(2) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.
(3) For the three months ended September 30, 2015 and 2014, dividends paid to unvested restricted stockholders of $0.1 million and $0.2 million, respectively, and for the nine months ended September 30, 2015 and 2014, dividends paid to unvested restricted stockholders of $0.6 million and $0.9 million, respectively, are deducted from net income, FFO and AFFO attributable to common stockholders in the computation of per share amounts.